Exhibit 10.1
September 10, 2019
MERIDIAN ENERGY LLC
4212 San Felipe Street Box K
Houston, Texas 77027-2902

Gentlemen:

This letter agreement (as the same may be amended, restated or otherwise modified, this “Agreement”) amends and restates and continues that letter agreement (the “Prior Agreement”) dated December 20, 2018 by and among Alta Mesa Services, LP, a Delaware limited partnership (the “Company”), Randy Limbacher (“Limbacher”), John H. Campbell, Jr. (“Campbell”) and Mark P. Castiglione (collectively with Limbacher and Campbell, the “Consultants”), and Meridian Energy LLC, a Delaware limited liability company (“Meridian”) effective September 9, 2019 (the “Restatement Effective Date”). The Company, Meridian and each Consultant are referred to individually herein as a “Party” and collectively as the “Parties”.

In consideration of the provisions herein, each of the Parties hereby agrees as follows:

1.	Engagement; Services.

Subject to the terms and conditions specified herein, during the Term (as defined below), the Company engages Meridian, and Meridian accepts such engagement, as an independent contractor to provide certain specified services to the Company and certain of its Affiliates (as defined below) as designated by the Board (as defined below) from time to time (the “Company Group”). Meridian shall provide to the Company the services of the Consultants with each Consultant to serve as an officer of Alta Mesa (as defined below) and such other members of the Company Group as designated by the Board from time to time in the positions identified opposite the name of such Consultant on Exhibit A hereto, reporting to the board of directors (the “Board”) of Alta Mesa Resources, Inc., a Delaware corporation (“Alta Mesa”). Each Consultant shall perform all duties and functions customarily performed by the applicable officer position for a business of the size and nature similar to that of the Company Group (collectively, the “Services”), and such other duties as may be assigned to such Consultant by the Board. Provided the employees of Meridian listed as staff on Exhibit B (the “Meridian Employees”) remain employed by Meridian through September 30, 2019, then effective on October 1, 2019 the Company agrees to employ each Meridian Employee as an employee of the Company and the Meridian Employees will cease providing services under this Agreement.

2.	Services Fee; Expenses; Bonuses; Fees.

(a)Services Fee and Expenses. During the Term, the Company shall (i) pay (or cause to be paid) a monthly fee in the amount set forth on Exhibit B hereto (the “Services Fee”) to Meridian, with such payments allocated among Meridian, its Consultants and Meridian Employees for salaries and benefits as set forth on Exhibit B and (ii) reimburse Meridian for all documented, reasonable, out-of-pocket business expenses incurred in connection with providing the Services in accordance with the Company’s expense reimbursement policies and practices. The Services Fee shall be prorated for any calendar month in which the Term is terminated or expires. In the event that any Consultant or Meridian Employee resigns or is terminated, Exhibit B shall be revised to remove the Services Fee by the pro rata share attributable to, such Consultant or Meridian Employee, including elimination of the Services Fees for any Meridian Employee after September 30, 2019. Meridian and the Consultants shall be prudent and manage their individual expenses incurred in connection with providing the Services in accordance with a commercially reasonable standard. The Company shall pay (or cause to be paid) to Meridian (A) following the beginning of each month during the Term (but in no event later than five (5) business days) the applicable Services Fee and (B) following receipt by the Company of supporting invoices, reasonable, out-of-pocket business expenses incurred in connection with providing the Services in accordance with the Company’s expense reimbursement policies and practices.

(b)Advanced Regular Bonuses for Meridian Employees. On September 10, 2019, the Company shall advance and pre-pay to Meridian the Regular Bonuses (as defined in the Prior Agreement) payable on behalf of the Meridian Employees under the terms of the Prior Agreement for September and December in the amounts set forth on Exhibit B (the “Advanced Bonuses”) and Meridian agrees to pay the Meridian Employees such Advanced Bonuses. Meridian agrees to repay the Company the amount of the Advanced Bonuses allocated to a Meridian Employee should the Meridian Employee have a Forfeiture Event (as defined below) termination prior to the date the Regular Bonus was otherwise scheduled for payment under the Prior Agreement. Specifically, if a Meridian Employee has a Forfeiture Event prior to September 30, 2019, Meridian shall repay the Company the full amount of the Advanced Bonus allocated to such Meridian Employee. If a Meridian Employee has a Forfeiture Event after September 30, 2019 but before December 31, 2019, Meridian shall repay that portion of the Advanced Bonus that was originally payable on December 31, 2019. A Meridian Employee will have a “Forfeiture Event” if the Meridian Employee’s employment with Meridian prior to September 30, 2019 or with the Company on or after October 1, 2019 is terminated due to his resignation (but not in connection with the transfer of employment to the Company) or for Cause. For purposes of this Agreement “Cause” means: (i) conviction of a felony or a crime involving moral turpitude, or entering the plea of nolo contendere to such felony or crime; (ii) commission of an act of fraud, or misappropriation of funds or other property, of or upon Meridian or the Company or any of their Affiliates; (iii) engagement, without the written approval of the Company, in any activity which competes with the business of the Company or any of its Affiliates, or which would result in injury to the business or reputation of the Company or any of its Affiliates; or (iv) breach or violation of any material policies of the Company or any confidentiality, covenant or restriction to which the Meridian Employee may be bound. Otherwise, following the Restatement Effective Date no Regular Bonuses will be payable to Meridian, any Meridian Employee or any Consultant. Meridian’s repayment obligations under this Section 2(b) shall survive termination of this Agreement.

(c)Milestone Bonuses. Following the Restatement Effective Date no further Milestone Bonuses (as defined in the Prior Agreement) may be earned or paid.

(d)Access. The Company will provide to the Consultants and Meridian’s employees access to offices and parking at the Company’s offices, as well as reasonable administrative and related support consistent with the Company’s past practices required for the Consultants and Meridian’s employees to perform their duties and responsibilities for the Company, including the Services.

(e)Advanced Consultant Bonuses. On September 10, 2019 the Company shall advance and pre-pay Meridian and Meridian agrees to advance and pre-pay each Consultant the amounts as set forth on Exhibit B as the “Advance Consultant Bonus” (collectively the “Advanced Consultant Bonuses”). Meridian agrees to repay the Company the amount of a Consultant’s Advanced Consultant Bonus should the Consultant have a Consultant Forfeiture Event (as defined below) or should this Agreement be terminated in a Cause Termination (as defined below) prior to the earliest to occur of (i) March 11, 2020, or (ii) an Emergence Event (as defined below) (the “Vesting Date”); provided, however that as long as a Consultant Event hasn’t occurred prior thereto, upon an AMH Event (as defined below) Meridian will no longer have an obligation to repay 75% of the Advanced Consultant Bonus and the remaining 25% will remain subject to repayment upon a Consultant Forfeiture Event occurring prior to a Vesting Date. In all cases if the Consultant has not previously had a Consultant Forfeiture Event then on the Vesting Date then Meridian will no longer have the obligation to repay the such Consultant’s Advance Consultant Bonus. If this Agreement is terminated by the Company for reasons other than a Cause Termination, then Meridian’s obligations to repay the Advance Consultant Bonuses shall lapse.

(f)For purposes of Section 2(e) the following definitions apply:

(i)“AMH Event” means (i) a sale of substantially all of the assets of Alta Mesa Holdings, Inc. (“AMH”) (ii) the effective date of a plan of reorganization or liquidation under Chapter 11 of the Bankruptcy Code of AMH (iii) dismissal of any case filed by AMH under the Chapter 11 of the Bankruptcy Code, or (iv) conversion of AMH’s Chapter 11 case to a case under Chapter 7 of the Bankruptcy Code.

(ii)A “Cause Termination” means a termination of this Agreement (A) by Meridian prior to the Vesting Date, and following such termination, a Consultant does not become an employee of the Company; or (B) by the Company prior to the Vesting Date under Section 3(b)(i).

(iii)A Consultant will have a “Consultant Forfeiture Event” if (A) he resigns (other than in connection with his becoming an employee of the Company), or (B) his employment with Meridian is or could be terminated for Cause and he ceases providing services to the Company under the terms of this Agreement by reason of a Cause event.
(iv) “Emergence Event” means (ii) the effective date of the Alta Mesa’s plan of reorganization or liquidation under Chapter 11 of the Bankruptcy Code, (iii) dismissal of the Alta Mesa’s Chapter 11 case, or (iv) conversion of Alta Mesa’s Chapter 11 case to a case under Chapter 7 of the Bankruptcy Code.

3.	Term and Termination.

(a)Term. The term of this Agreement (the “Term”) shall commence on September 9, 2019, and continue until March 11, 2020 (the “Initial Term”) or the earlier termination of this Agreement pursuant to Section 3(b) or Section 3(c). At the end of the Initial Term, the Parties may jointly renew and extend the Term in 6-month increments.

(b)Termination by the Company. Notwithstanding Section 3(a), the Company may terminate this Agreement by giving written notice (“Notice of Termination”) to Meridian:

(i)in the event of (A) a material breach by Meridian or any of the Consultants of Section 5(a), Section 5(c), Section 8, Section 20(a) or Section 21 (the “Subject Obligations”), (B) a material breach by Meridian or any of the Consultants of any of its or their obligations under this Agreement other than the Subject Obligations, at any time following the date that is thirty (30) days after Meridian’s receipt of the Company’s written notice of such material breach if such breach is not remedied during such period or (C) fraud, willful misconduct or gross negligence by Meridian or the Consultants;

(ii)if any two Consultants resign from Meridian and/or his designated position with the Company during the Term other than as a result of death or disability; and/or

(iii)at any time following the date that is one month following the date of this Agreement provided that the Company has given at least thirty (30) days’ notice.

(c)Termination by Meridian. Notwithstanding Section 3(a), Meridian may terminate this Agreement by giving a Notice of Termination to the Company:

(i) in the event of a material breach by the Company of any of its obligations under this Agreement, at any time following the date that is thirty (30) days after the Company’s receipt of Meridian’s written notice of such material breach if such breach is not remedied during such period; and/or

(ii)at any time following the date that is one month following the date of this Agreement provided that Meridian has given the Company at least thirty (30) days’ notice.

(d)Effect of Termination. Notwithstanding anything to the contrary:
(i)upon a termination or expiration of the Term each of this Section 3(d), Section 2(b), Section 2(e), Sections 5 through 9 (inclusive) and Sections 11 through 20 (inclusive) shall survive in accordance with its express terms, and

(ii)in the event of a termination by the Company pursuant to Section 3(b)(iii) or by Meridian pursuant to Section 3(c)(i) (collectively, the “Subject Termination Rights”), the Company shall have no further obligation to Meridian or the Consultants except for payment by the Company of the Subject Termination Amount (as defined below), which amount shall be paid in a lump-sum within sixty (60) days following such termination;

(iii)in the event of a termination other than by an exercise of the Subject Termination Rights, the Company shall have no further obligation to Meridian or the Consultants except for payment by the Company of accrued but unpaid Services Fees that relate to the period ending on the date of termination, which amount shall be paid in a lump-sum within sixty (60) days following such termination.

(e)“Subject Termination Amount” means (i) if such termination occurs prior to December 31, 2019 the Services Fees not already advanced as set forth on Exhibit B payable between the date of termination and December 31, 2019, and (ii) if such termination is after December 31, 2019, the Services Fees as set forth on Exhibit B not already advanced payable from the date of termination through the Initial Term; provided, however, that if such termination is during the pendency of Alta Mesa’s case under Chapters 11 or 7 of the Bankruptcy Code, then the Subject Termination Amount shall be limited as required by the Bankruptcy Code.

4.	Workers’ Compensation or Unemployment Compensation; Taxes; Offsets.

(a)Meridian and the Consultants acknowledge and agree that the Company will not be required (i) to withhold federal, state or local income, gross receipts or other taxes from any amounts paid hereunder or to otherwise comply with any state or federal law concerning the collection of income, gross receipts or other taxes at the source of payment of wages with respect to any sums paid hereunder, (ii) under the Federal Unemployment Tax Act or the Federal Insurance Contribution Act, to pay or withhold taxes for unemployment compensation or for social security on behalf of Meridian or any of the Consultants with respect to any amounts paid hereunder and (iii) under the laws of any state, to obtain workers’ compensation insurance or to make state unemployment compensation contributions on behalf of Meridian or any of the Consultants.

(b)Meridian shall be responsible for the payment of its and the Consultants’ portion of any and all required federal, state, local and foreign taxes (including self-employment taxes) incurred, or to be incurred, in connection with any amounts payable to Meridian or the Consultants under this Agreement, and Meridian and the Consultants each shall indemnify and hold harmless the Company in relation to the payment of any and all withholding taxes, employee social security, employee national insurance, disability, unemployment taxes and such other federal, state, local and foreign taxes due in any country, tax withholding and tax deductions, and any interest and penalties applied thereon, on any earnings, payments or other compensation made with respect to this Agreement and the Services provided hereunder. With respect to any amounts that may be owed to the Company from Meridian as a result of the indemnity described above in this Section 4(b), the Company may (but will not be required to) offset any amounts due by Meridian to the Company against any amounts the Company owes Meridian hereunder.

5.Representations and Warranties.

(a)Meridian hereby represents and warrants to the Company as follows:

(i)Meridian is a limited liability company duly organized and validly existing under the laws of the State of Delaware.

(ii)Meridian has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and no further actions on the part of Meridian are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Meridian and constitutes a valid and binding agreement, enforceable against Meridian in accordance with its terms, except as the enforceability hereof may be subject to applicable bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally and to general principles of equity.

(iii)None of the execution and delivery by Meridian of this Agreement, the consummation of the transactions contemplated hereby, or compliance with any of the provisions hereof, will (x) result in the violation of any order, writ, injunction, decree, or ruling of any court or governmental entity, or to the knowledge of Meridian, any law, rule, or regulation applicable to Meridian, (y) result in the breach of any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, contract, agreement, or other instrument or commitment or obligation of Meridian or any of its assets, or (z) require any consent or approval of, or notice to, or filing or registration with, any Person.

(iv)Meridian does not have any agreements with any other Person that prohibits Meridian from, or that Meridian will breach as a result of, providing Services to the Company or any of its Affiliates or fulfilling Meridian’s duties and obligations to the Company or its Affiliates pursuant to this Agreement. Meridian has not breached any non- competition, non-solicitation or confidentiality duties imposed on it in any respect that will adversely affect any of the Company or its Affiliates.

(b)The Company hereby represents and warrants to Meridian and each Consultant as follows:

(i)The Company is a limited partnership duly organized and validly existing under the laws of the State of Delaware.

(ii)The Company has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and no further actions on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement, enforceable against the Company in accordance with its terms, except as the enforceability hereof may be subject to applicable bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally and to general principles of equity.

(iii)None of the execution and delivery by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, or compliance with any of the provisions hereof, will (x) result in the violation of any order, writ, injunction, decree, or ruling of any court or governmental entity, or to the knowledge of the Company, any law, rule, or regulation applicable to the Company, (y) result in the breach of any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, contract, agreement, or other instrument or commitment or obligation of the Company or any of its assets, or (z) require any consent or approval of, or notice to, or filing or registration with, any Person.

(c)Each Consultant hereby represents and warrants to the Company as follows:

(i)This Agreement has been duly authorized, executed and delivered by such Consultant and constitutes a valid and binding agreement, enforceable against such Consultant in accordance with its terms, except as the enforceability hereof may be subject to applicable bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally and to general principles of equity.

(ii)None of the execution and delivery by such Consultant of this Agreement, the consummation of the transactions contemplated hereby or compliance with any of the provisions hereof, will (x) result in the violation of any order, writ, injunction, decree, or ruling of any court or governmental entity, or to the knowledge of such Consultant, any law, rule, or regulation applicable to such Consultant, (y) result in the breach of any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, contract, agreement, or other instrument or commitment or obligation of such Consultant or any of his assets, or (z) require any consent or approval of, or notice to, or filing or registration with, any Person.

(iii)Such Consultant does not have any agreements with any current or prior employer or any other Person that prohibits such Consultant from, or that such Consultant will breach as a result of, providing Services to the Company or any of its Affiliates or fulfilling such Consultant’s duties and obligations to the Company or its Affiliates pursuant to this Agreement. Such Consultant has not breached any non-competition, non-solicitation or confidentiality duties imposed on him with respect to any current or prior employer or any other Person in any respect that will adversely affect any of the Company or its Affiliates.

(d)Each of the Parties acknowledges and agrees that this Section 5 contains all of the representations and warranties by the Parties with respect to the subject matter of this Agreement.

6.Limitation of Liability; Indemnification.

(a)None of Meridian or any of the Consultants, shall be liable, responsible, or accountable in damages or otherwise to the Company Group, or its owners, members, employees, agents or assigns, for any action taken or failure to act (EVEN IF SUCH ACTION OR FAILURE TO ACT CONSTITUTED THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE OF MERIDIAN OR SUCH CONSULTANT) in connection with the Services provided hereunder, unless such act or failure to act was the result of fraud, willful misconduct or gross negligence on the part of Meridian or such Consultant.

(b)Concurrently with the execution and delivery of the Prior Agreement, the Company entered into indemnification agreements with each Consultant on substantially the same terms as applicable to the directors and officers of Alta Mesa, which indemnification agreements shall continue in effect according to their terms. The Company shall use its reasonable best efforts to cause the Consultants to continue to be named insureds under the director and officer insurance policies maintained by the Company Group for its officers and directors. The Company shall, to the extent permitted by Applicable Law, indemnify and hold harmless Meridian from and against any and all damages, payments, losses, costs, expenses or other liabilities (including legal fees and expenses) that arise out of or are attributable to Meridian’s provision of the Services under this Agreement to the same extent Meridian would be entitled to such indemnification if Meridian were a party to such an indemnification agreement.

7.Independent Contractor.

. Meridian and the Consultants are engaged in a business that is independent from the Company, and Meridian and the Consultants shall perform the Services and each of their obligations hereunder as independent contractors. In no event shall Meridian or the Consultants be deemed to be employees of the Company (or any of its Affiliates), and Meridian and the Consultants shall not at any time be entitled to any employment rights or benefits from the Company (or any of its Affiliates). If any Consultant is reclassified by a state or federal agency or court as an employee of the Company or its Affiliate, the Consultant will receive no benefits except those mandated by law even if by the terms of the Company’s or its Affiliates’ benefit plans in effect at the time of such reclassification the Consultant would otherwise be eligible for such benefits. Except as specifically provided in the Services or authorized by the Board (or a committee or designee thereof), Meridian and the Consultants shall not at any time communicate or represent to any third party that in performing the Services hereunder, Meridian or the Consultants are employees of the Company (or any of its Affiliates). Meridian and the Consultants shall be solely responsible for making all applicable tax filings and remittances with respect to amounts paid pursuant to this Agreement and shall indemnify and hold the Company, its Affiliates and its and their respective representatives harmless for all claims, damages, costs and liabilities arising from Meridian’s or any Consultant’s failure to do so. It is not the purpose or intention of this Agreement or the Parties to create, and the same shall not be construed as creating, any partnership, partnership relation, joint venture, agency, or employment relationship.
8.Confidentiality; Confidential Information; Intellectual Property; Publicity

(a)During the Term of this Agreement and the Prior Agreement and following the expiration or termination of this Agreement, Meridian and each Consultant shall, and Meridian shall inform and direct each of its employees, attorneys, accountants, fiduciaries, advisers, representatives and Affiliates that have access to non-public information related to this Agreement, the Prior Agreement, the Company or any of its Affiliates (“Confidential Information”) to, keep confidential and not disclose any Confidential Information, and not use any Confidential Information other than in connection with providing the Services in accordance with this Agreement, without the express written consent of the Company. For the purpose of clarity, any reports developed by or on the behalf of Meridian or any of the Consultants or any of the Company Group during the Term and the term of the Prior Agreement in connection with the Services shall be deemed Confidential Information. The restrictions set forth in this Section 8(a) do not apply to any disclosure required by Applicable Law (as defined below), so long as (x) prior to such disclosure the Person subject to such disclosure obligations provides the Company with written notice and an opinion of counsel stating that such disclosure is required by Applicable Law and the basis upon which the disclosure is asserted to be required, and (y) the Person subject to such disclosure obligations uses commercially reasonable efforts to oppose or mitigate any such disclosure.

(b)All Confidential Information (together with all intellectual property or other assets developed or acquired by Meridian or any Consultant in connection with the Services (the “Developed IP”)) shall remain at all times the property of the Company, and for the avoidance of doubt, all Developed IP is hereby transferred and assigned to the Company. Meridian and each of the Consultants shall immediately return to the Company (or, at the Company’s election, destroy) all Confidential Information and/or Developed IP upon a Notice of Termination or expiration of the Term and, in any event, upon the Company’s request from time to time. Upon the request of the Company, Meridian and each Consultant shall promptly provide written confirmation of the assignment of such Developed IP and compliance with this Section 8.

(c)Without limiting the generality of Section 8(a), none of Meridian or any of the Consultants shall issue any press releases or make any other public statements with respect to this Agreement, the Company or its Affiliates, or the transactions contemplated hereby, without the prior written approval of the Company.

(d)Meridian and each Consultant acknowledge that all of the Confidential Information is or may be material, non-public and/or price-sensitive information and that the use of such information may be regulated or prohibited by Applicable Law, including securities laws relating to insider dealing and market abuse. Meridian and the Consultants each shall not use any Confidential Information for any purpose prohibited by applicable legal or regulatory authority. Any unauthorized disclosure of Confidential Information could be injurious to the Company, its clients or others and could violate federal securities laws, and, notwithstanding anything to the contrary, any failure to maintain the confidentiality of Confidential Information may (i) result in immediate termination of the Term or, at the Company’s election, this Agreement and (ii) subject each of Meridian and the Consultants to civil and criminal liability and monetary damages.

(e)Notwithstanding the foregoing, nothing herein shall prevent Meridian or a Consultant from making a good faith report of possible violations of Applicable Law to any governmental agency or entity or making disclosures that are protected under the whistleblower provisions of Applicable Law, and no individual (including the Consultants) shall be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is: (i) made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (iii) protected under the whistleblower provisions of applicable law. In the event a Consultant files a lawsuit for retaliation by Meridian for such Consultant’s reporting of a suspected violation of law, such Consultant may (x) disclose a trade secret to such Consultant’s attorney and (y) use the trade secret information in the court proceeding related to such lawsuit, in each case, if such Consultant (A) files any document containing such trade secret under seal and (B) does not otherwise disclose such trade secret, except pursuant to court order.

9.Document Retention; Audit Rights.

The Parties shall retain documents and other information relating to the Services for at least the time period that is required by Applicable Law. Promptly following termination of this Agreement, Meridian shall deliver to such Person as the Company may designate in writing, copies of all files and records pertaining to the Company Group and other information about the assets and operations of the Company Group reasonably requested by the Company (which are in the possession of Meridian or the Consultants). At any time during the Term and for a period of one year following the expiration or termination of this Agreement, the Company shall have the right, exercisable at its option and expense, to review and copy the records relating to the Company Group and/or the Services maintained by Meridian and/or the Consultants, and if necessary, to verify the performance by Meridian and the Consultants of their obligations under this Agreement, and to audit such records. This audit right may be exercised from time to time (but in no event more than once in any calendar quarter) during normal business hours upon reasonable notice to

Meridian. The Company shall use its commercially reasonable efforts to conduct any such audit or examination in a manner that minimizes the inconvenience or disruption to Meridian.
10.Services Standard.

(a)Meridian and each Consultant shall perform the Services in compliance at all times with (i) prevailing standards of accepted business practice and ethics, (ii) all Applicable Laws (as defined below), (iii) reasonable and prudent practices, as relevant to the Services, of the oil and gas industry, and (iv) the terms of this Agreement. Meridian will (A) maintain separate accounts, financial statements, books and records from those of the Company Group and (B) prevent any funds or accounts of the Company Group from being commingled with the funds or accounts of Meridian.

(b)Without prejudice to the generality of Section 10(a), Meridian shall ensure that the Services are at all times provided in compliance with the requirements of the Bribery Act, the Foreign Corrupt Practices Act and any other Applicable Laws and practices relating to anti-bribery and anti-corruption.

(c)Meridian and the Consultants acknowledge that the Company Group is subject to and has, and will have, various compliance policies and procedures in place. As such, the engagement hereunder to provide the Services will be subject to, among other things, adherence to such applicable policies and procedures and other applicable compliance manuals for which Meridian and the Consultants are provided copies (including such policies, procedures and/or manuals as may be approved by the Board after the date hereof). Meridian hereby agrees to require the Consultants to execute any customary forms and agreements in connection therewith.

(d)Promptly (and in any event, within three (3) business days) upon becoming aware of (i) any actual or potential Conflict of Interest or (ii) any material lawsuit, claim or arbitration threatened in writing or filed against or involving Meridian, a Consultant or any of their Affiliates or any trust or vehicle owned or controlled by a Consultant or any of its Affiliates, Meridian shall disclose such actual or potential Conflict of Interest or such lawsuit, claim or arbitration to the Company. A “Conflict of Interest” shall exist when a Consultant engages in, or plans to engage in, any activities, associations, or interests that conflict with, or create an appearance of a conflict with (A) Meridian (whether or not in connection with the provision of the Services) or (B) such Consultant’s duties, responsibilities, authorities, or obligations for and to the Company (or any of its Affiliates) in connection with the provision of the Services. Notwithstanding the foregoing, Consultants may, without violating this Section 10(d), devote a portion of Consultant’s business time and attention to the activities described on Exhibit C, so long as such commitment does not adversely affect the Consultant’s ability to satisfy the Consultant’s obligations to the Company as described in this Agreement, including providing the Services.

11.Certain Definitions; Interpretation.

(a)“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. For this purpose, “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933. For the avoidance of doubt, with respect to the Company, the term “Affiliate” shall not include Meridian, the Consultants or any of their Affiliates.

(b)“Applicable Laws” means all statutes, laws (including all federal and state securities laws), ordinances, codes, regulations, rules or requirements of any government, governmental authority, regulatory agency or self-regulatory body (including FINRA) or exchange wherever located with jurisdiction over (i) any of Meridian, the Consultants or any of their respective businesses, properties and assets or (ii) the Company and its Affiliates.

(c)“Person” shall mean any individual, natural person, corporation (including any non-profit corporation), unlimited liability corporation, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

(d)All references to “including” shall be construed as meaning “including without limitation.” All references to dollars refer to United States dollars. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. Unless the context requires otherwise, all references to laws, regulations, contracts, agreements and instruments refer to such laws, regulations, contracts, agreements and instruments as they may be amended from time to time.

(e)No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any Party by any court or other governmental or judicial authority by reason of such Party having or being deemed to have structured or drafted such provision.

12.Non-Disparagement.

During the Term of this Agreement and following the expiration or termination of this Agreement, none of Meridian or the Consultants shall (and each of Meridian and the Consultants shall cause their respective Affiliates not to) disparage the Company Group or any of its directors, officers, agents, representatives, equity holders or Affiliates, either orally or in writing, at any time. In addition, during the Term of this Agreement and following the expiration or termination of this Agreement, the Company Group shall cause the members of the Board and the Company’s officers not to disparage Meridian or any of its directors, officers, agents, representatives, equity holders or Affiliates (including the Consultants), either orally or in writing, at any time. Nothing in this Section 12 will prohibit disclosure of information that is required to be disclosed to enforce this Agreement or comply with Applicable Law or order of a court or other governmental authority.
13.Governing Law; Venue; and Jurisdiction.

(a)This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to any choice of law principle that would result in the application of any other law.

(b)Subject to Section 14, each Party hereby irrevocably (i) submits to the exclusive jurisdiction of the federal courts located in Wilmington, Delaware, in connection with any action, suit or proceeding arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement, and irrevocably and unconditionally agrees that any such action, suit or proceeding shall be heard and determined in such court; and (ii) waives the defense of an inconvenient forum to the maintenance of any such action or proceeding. Each Party further agrees to accept service of process out of any of the before mentioned courts in any such dispute by registered or certified mail addressed to the Party at the address set forth in Section 16.

(c)EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

14.Dispute Resolution; Specific Performance.

(a)Subject to Section 14(d), any claim or dispute among any of the Parties arising out of or in relation to this Agreement (or any alleged breach thereof) shall be finally determined by arbitration in accordance with the rules then in force by the American Arbitration Association. The arbitration proceedings shall take place in Wilmington, Delaware, or such other location as the Parties in dispute hereafter may agree upon; and such proceedings shall be governed by the laws of the State of Delaware as such laws are applied to agreements between residents of such State entered into and to be performed entirely within that State.

(b)The Parties shall agree upon one arbitrator, who shall be an individual skilled in the legal and business aspects of the subject matter of this Agreement and of the dispute. If the Parties in dispute cannot agree upon one arbitrator, each Party in dispute shall select one arbitrator and the arbitrators so selected shall select a third arbitrator. In the event the arbitrators cannot agree upon the selection of the third arbitrator, the third arbitrator shall be appointed by the American Arbitration Association at the request of any of the Parties in dispute. The arbitrators shall, if possible, be individuals skilled in the legal and business aspects of the subject matter of this Agreement and of the dispute.

(c)The decision rendered by the arbitrator or arbitrators shall be accompanied by a written opinion in support thereof. The decision shall be final and binding upon the Parties in dispute without right of appeal. Judgment upon the decision may be entered into by any court having jurisdiction thereof, or application may be made to that court for a judicial acceptance of the decision and any other enforcement. Costs of the arbitration shall be assessed by the arbitrator or arbitrators against any or all of the Parties in dispute, and shall be paid promptly by such Party. Each Party shall use best efforts to cause any proceeding conducted pursuant to Section 14(a) to be held in confidence by the American Arbitration Association, the arbitrators and each of the parties to such proceeding and their respective Affiliates, and all information relating to or disclosed by any party thereto in connection with such proceeding shall be treated by the parties thereto, their Affiliates and the arbitrators as confidential business information and no disclosure of such information shall be made by any party thereto, its Affiliates or the arbitrators without the prior written consent of the party thereto furnishing such information in connection with the arbitration proceeding, except as required by Applicable Law or to enforce any award of the arbitrators.

(d)A violation by Meridian or any Consultant of any of the covenants contained in Section 8, Section 12, Section 20 or Section 21, would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and any remedy at law (including the payment of damages) would be inadequate. Accordingly, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief in any court of competent jurisdiction for any actual or threatened breach of any of such covenants in addition to any other legal or equitable remedies it may have, and Meridian and each Consultant specifically consents to the exclusive jurisdiction of the United States District Court for the District of Delaware, or if that court is unable to exercise jurisdiction for any reason, to the exclusive jurisdiction of the courts of the State of Delaware located in Wilmington, for this purpose. Meridian and each Consultant hereby waive their respective rights to any claim of improper or inconvenient venue or forum. Nothing in this Section 14(d) shall be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights shall be unrestricted.

15.Assignment; Amendment.

Neither this Agreement nor any of the rights, interests, duties or obligations hereunder shall be assigned by any of Meridian or the Consultants without the express written consent of the Company. Without the prior written consent of the Company, none of Meridian or the Consultants shall engage or hire any third party for the provision of any of the Services. This Agreement may only be modified or amended with the prior written consent of both the Company and Meridian.
16.Notices.
All notices and other communications to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile or email during normal business hours provided that receipt of any such notice given by email is confirmed; or (c) overnight delivery service. Notices shall be sent to the appropriate Party at its address given below (or at such other address for such Party as shall be specified by notice given hereunder):
(a) If to the Company:
Alta Mesa Services, LP
15021 Katy Freeway
4th Floor
Houston, Texas 77094-1813
Attention: Kim Warnica
Email: kwarnica@altamesa.net

(b) If to Meridian or any Consultant:
Meridian Energy LLC
4212 San Felipe, Box K
Houston, Texas 77027
Attention: Randy Limbacher
Email: r.limbacher@usa.net

17.Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any of the other provisions of this Agreement, which remaining provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and enforced to the fullest extent permitted by law.

18.Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic means), each of which shall be deemed to be an original, but all of which will constitute one and the same instrument.

19.Entire Agreement. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), among the Parties relating to such subject matter.

20.Certain Actions.

(a)During the Term and for a period of one (1) year following the expiration or termination of this Agreement, each of Meridian and each Consultant agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly, without obtaining the express written consent of the Company, (i) solicit (or direct to be directly or indirectly solicited) or employ or otherwise seek to employ any employee of the Company or any of its Affiliates or individual who was an employee of the Company or any of its Affiliates during the six months preceding such solicitation (the “Restricted Employees”) or (ii) solicit or encourage any customers, suppliers, partners or distributors of, or other Persons known by Meridian or such Consultant as having a business relationship with, the Company or any of its Affiliates to cease doing business with, alter the terms of its business with or otherwise alter its relationship with, the Company or any of its Affiliates, as applicable; provided, however, that this Section 20(a) shall not prohibit any advertisement or general solicitation that is not specifically targeted at the Restricted Employees.

(b)During the Term and, in the event of a termination or expiration of this Agreement other than by an exercise of the Subject Termination Rights, for a period of one (1) year following the expiration or termination of this Agreement, each of Meridian and each Consultant agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly, without obtaining the express written consent of the Company, invest in or provide services, in any capacity, directly or indirectly (whether as proprietor, stockholder, director, partner, employee, agent, independent contractor, consultant, trustee, or in any other capacity), with respect to any entity (a “Competing Enterprise”) the majority of whose (i) oil and gas exploration, production and/or midstream assets, by asset value, are located in the Restricted Territory (as defined below) and/or (ii) revenues are derived from operations in the Restriction Territory; provided, however, neither Meridian nor any Consultant shall be deemed to be participating or engaging in a Competing Enterprise solely by virtue of the ownership of not more than one percent (1%) of any class of stock or other securities which are publicly traded on a national securities exchange or in a recognized over-the-counter market. “Restricted Territory” means the counties of Kingfisher, Garfield, Blaine and Major in Oklahoma.

(c)During the Term, Meridian shall cause the Consultants to provide substantially all of their business time (other than time spent serving on boards that the Board and such Consultant have agreed the Consultant may serve on, including the boards referenced in Exhibit C hereto) to performing their responsibilities with respect to the Services and, notwithstanding anything in this Agreement to the contrary, during the Term, none of Meridian, any of its subsidiaries or any of the Consultants (with respect to Meridian or any of its subsidiaries) may, without the prior written consent of the Company, (a) operate any business that is not operated in connection with the Services (other than those businesses specifically identified in Exhibit C hereto) or (b) issue any equity or other securities (or options therefor) to any Person.

(d)Meridian and each Consultant agrees that the covenants and restrictions in this Section 20 (i) are reasonable in scope and time, (ii) are reasonable restrictions to protect the legitimate business interests and goodwill of the Company and its Affiliates, and (ii) are ancillary to or a part of an otherwise enforceable contract that is supported by adequate consideration. In the event any provision of this Section 20 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

21.Cooperation Obligations.

(a)Meridian and the Consultants acknowledge that the Company and its Affiliates are subject to certain requirements of Applicable Law, including public reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), and that nothing in this Agreement is intended or will be interpreted to limit or constrain compliance therewith. Meridian and the Consultants shall, and each shall cause their respective Affiliates to, during and after the Term reasonably cooperate with the Company and provide such information regarding Meridian, the Consultants, the Services and this Agreement as the Company determines is reasonably necessary or appropriate to allow the Company to satisfy requirements of Applicable Law with respect thereto. Further, during and after the Term, Meridian and the Consultants agree to reasonably cooperate with the Company and its Affiliates in connection with any claims, causes of action, investigations, hearings, proceedings, arbitrations, lawsuits, or other matters that have been brought, or may be brought in the future, against or on behalf of the Company that relate to events or occurrences that transpired during the Term.

(b)The Company acknowledges that as of the date of this Agreement none of the Consultants is performing, and without the prior written approval of the applicable Consultant during the Term, no Consultant will be required to perform, in the role of Alta Mesa’s principal executive officer, principal financial officer or controller or principal accounting officer. During the Term, if a Consultant is performing in the role of Alta Mesa’s principal executive officer, principal financial officer or controller or principal accounting officer, such Consultant shall (i) supervise and manage the preparation of any filings required to be made by Alta Mesa or any other member of the Company Group with the SEC (the “Securities Act Filings”), including any annual, quarterly or current report required under the Exchange Act , and any registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), and, to the extent required under the Exchange Act, the Securities Act and the applicable rules and regulations thereunder, execute such filings for and on behalf of Alta Mesa or such member of the Company Group and (ii)

in connection with any Securities Act Filing, execute any customary representation letters required by the independent accounting firm of Alta Mesa or any member of the Company Group and any certifications required under the Sarbanes-Oxley Act of 2002.

Please evidence your agreement with the foregoing by executing a copy of this Agreement and returning it to us.
Very truly yours,

ALTA MESA SERVICES, L.P.
By:     OEM GP, LLC,
a Texas limited liability company,
its general partner

By:     Alta Mesa Holdings, LP,
a Texas limited partnership,
its sole member

By:     Alta Mesa Holdings GP, LLC,
a Texas limited liability company,
its general partner

By:    /s/ James T. Hackett
Name:     James T. Hackett
Title:     Chairman of the Board

Accepted and agreed to as of the date first written above:
MERIDIAN ENERGY LLC

By:	/s/ Randy Limbacher
Name: Randy Limbacher
Title: Member

/s/ Randy Limbacher
Randy Limbacher

/s/ John H. Campbell, Jr.
John H. Campbell, Jr.

/s/ Mark P. Castiglione
Mark P. Castiglione

Exhibit A
Consultants

Consultant	Officer Role
Randy Limbacher	EVP of Strategy
John Campbell, Jr.	President and Chief Operating Officer
Mark Castiglione	Chief Executive Officer

Exhibit B
Services Fee

		2019				2020
2019-20 G&A Estimate Meridian Energy, LLC		Sep¹	Oct	Nov	Dec	Jan	Feb	Mar²
SERVICES FEE
Consultants Salaries	Annual Salary
Randy Limbacher	450,000	62,500	37,500	37,500	37,500	37,500	37,500	13,306
John Campbell	650,000	54,167	54,167	54,167	54,167	54,167	54,167	19,220
Mark Castiglione	700,000	50,000	58,333	58,333	58,333	58,333	58,333	20,699
Total Management Salaries	1,800,000	166,667	150,000	150,000	150,000	150,000	150,000	53,226

ADVANCED BONUSES
Advanced Consultant Bonuses
Randy Limbacher		250,000	0	0	0	0	0	0
John Campbell		700,000	0	0	0	0	0	0
Mark Castiglione		850,000	0	0	0	0	0	0
Total Advanced Consultant Bonuses		1,800,000	0	0	0	0	0	0

¹September 2019 salaries for Consultants per Prior Agreement
²March payment pro-rated to the end of the term - March 11, 2020

Exhibit C
Permitted Ownership and Activities
Randy Limbacher

1.    CARBO Ceramics: Limbacher is a member of the board of directors of CARBO Ceramics Inc., a Delaware corporation.

2.    TC Energy (formerly TransCanada): Limbacher is a member of the board of directors of TC Energy.

3.    R&C Hidden Springs Ranch LLC: Limbacher is the Managing Partner of R&C Hidden Springs Ranch LLC, which invests in ranch land, timber, mineral interests, and recreational property in Rusk County, Texas and controls about 1,500 acres, and continues to purchase, land and minerals in a 3 to 5 mile radius surrounding the main property located at 2121 FM 1798 West in Laneville, Texas.

John Campbell, Jr.

1.    Quantum Funds IV, V, and VI: Campbell owns less than (a) 5% of the membership interests in each of Fund 4-QEM IV, LLC, Fund 5-QEM V, LLC and Fund 6-QEM VI, LLC (collectively, the “Quantum LLCs”) and (b) 15% of the limited partnership interests in each of QEM IV Affiliates, LP, QEM V Affiliates, LP and QEM VI Affiliates, LP (collectively, the “QEM Affiliate Funds” and together with the Quantum LLCs, collectively, the “Quantum Funds”). Each of Campbell’s investments in the Quantum Funds is a passive investment and does not require any services of Campbell in the operation of the entities in which investments are held.

2.    McKinney Investments: Campbell owns 5% of the limited partnership interests in McKinney Investments Partners, LP (the “McKinney Fund”). Campbell’s investment in the McKinney Fund is a passive investment and does not require any services of Campbell in the operation of the entity in which investment is held.

3.    T&W I & II Income Fund: Campbell owns (a) 6.7% of the limited partnership interests in T&W Gas Income Partners I, LP (“T&W Fund I”) and (b) 15% of the limited partnership interests in T& W Gas Income Partners, II, LP (“T&W Fund II” and together with T&W Fund I, collectively, the “T&W Funds”). Each of Campbell’s investments in the T&W Funds is a passive investment and does not require any services of Campbell in the operation of the entities in which investments are held. Through the T&W Funds, Campbell holds a non-operated working interest, oil and gas investment in Ballard Exploration Company, Inc.

4.    JCT 1 & 2 Kitchen: Campbell owns a 5% interest in JCT. Kitchen & Bar, which has two locations in Atlanta, Georgia, and such investments are passive investments and do not require any services of Campbell in the operation of the entities in which investments are held.